Exhibit 99.8

DEED OF ADHERENCE

This Deed of Adherence (this “Deed”) is entered into on October 27, 2025

BY:

MSA GROWTH FUND II, L.P., a limited partnership organized and existing under the laws of Cayman Island with its registered address at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Additional Member”).

RECITALS:

(A)	On August 26, 2025, the parties listed on Annex A to this Deed (the “Existing Members”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to, among other things, undertake an acquisition transaction (the “Transaction”) with respect to LakeShore Biopharma Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands with limited liability and listed for quotation on the OTC Pink Open Market (the “OTC Market”) (the “Company”), pursuant to which the Company would cease to be quoted on the OTC Market and deregistered under the United States Securities Exchange Act of 1934, as amended.

(B)	Additional members may be admitted to the Consortium pursuant to Section 1.5 of the Consortium Agreement.

(C)	The Additional Member now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Deed, and to be bound by the terms of the Consortium Agreement as a Party thereto.

THIS DEED WITNESSES as follows:

1.	Defined Terms And Construction

(a)	Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

(b)	This Deed shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.	Undertakings

(a)	Assumption of obligations

The Additional Member undertakes to each other Party to the Consortium Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Party as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Members agree that where there is a reference to a “Party” it shall be deemed to include a reference to the Additional Member and with effect from the date hereof, all the rights of a Party provided under the Consortium Agreement will be accorded to the Additional Member as if the Additional Member had been a Party under the Consortium Agreement at the date of execution thereof. The Cash Contribution amount and/or the number of Rollover Shares to be contributed by the Additional Member are set forth in Schedule A hereto.

3.	Representations And Warranties

(a)	The Additional Member represents and warrants to each of the other Parties as follows:

(1)	Status

It is duly organized, established and validly existing under the laws of the jurisdiction stated in the preamble of this Deed and has the requisite power and authority to execute, deliver and perform this Deed.

(2)	Due Authorization

The execution, delivery and performance of this Deed by the Additional Member has been duly authorized by all necessary action on behalf of the Additional Member and no additional proceedings are necessary to approve this Deed.

(3)	Legal, Valid and Binding Obligation

This Deed has been duly executed and delivered by the Additional Member and constitutes the legal, valid and binding obligation of the Additional Member, enforceable against it in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(4)	No Conflict

Its execution, delivery and performance (including the provision and exchange of information) of this Deed will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which the Additional Member is a party or by which the Additional Member is bound, or any office the Additional Member holds; (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to the Additional Member or any of its properties and assets; or (iii) result in the creation of, or impose any obligation on the Additional Member to create, any lien, charge or other encumbrance of any nature whatsoever upon the Additional Member’s properties or assets.

(5)	No Broker

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Additional Member.

(6)	Ownership

As of the date of this Deed, (i) the Additional Member (A) Owns the number of Company Shares set forth under the heading “Company Shares” next to its name on Schedule B hereto, free and clear of any encumbrances or restrictions and (B) Owns the other Securities set forth under the heading “Other Securities” next to its name on Schedule B hereto, in each case free and clear of any encumbrances or restrictions; (ii) the Additional Member has the sole right to Control the voting and disposition of such Company Shares (if any) and any other Securities (if any) held by it; and (iii) none of the Additional Member and its Affiliates Owns, directly or indirectly, any Company Shares or other Securities, other than as set forth on Schedule B hereto

(7)	Reliance

The Additional Member acknowledges that the Existing Members have consented to the admission of the Additional Member to the Consortium on the basis of and in reliance upon (among other things) the representations and warranties in Section 3(a)(1) through Section 3(a)(4) above, and the Existing Members’ consent was induced by such representations and warranties.

4.	Miscellaneous

Section 7 (Notices), Section 9.8 (Governing Law) and Section 9.9 (Dispute Resolution) of the Consortium Agreement shall apply mutatis mutandis to this Deed.

[Signature page follows.]

IN WITNESS WHEREOF, the Additional Member has executed this Deed as a deed and delivered this Deed as of the day and year first above written.

EXECUTED AS A DEED BY		)

MSA GROWTH FUND II, L.P.		)

)
)
)
By:	/s/ Yu (Jenny) Zeng	)
Name:	Yu (Jenny) Zeng	)
Title:	Managing Partner	)

in the presence of
Signature:	/s/ Jiali Mao
Name:	Jiali Mao
Occupation:	COO
Address: 2106, 21F, Jinhui Building, No. 6, Wangjing East Park 4th District, Chaoyang District, Beijing

Notice details:
Address: 2106, 21F, Jinhui Building, No. 6, Wangjing East Park 4th District, Chaoyang District, Beijing
Attention: Jiawu (James) Feng
Facsimile: N/A
E-mail: james.feng@msacap.com

with a copy to (which alone shall not constitute notice):
Address: 2106, 21F, Jinhui Building, No. 6, Wangjing East Park 4th District, Chaoyang District, Beijing
Attention: Yu (Jenny) Zeng
Facsimile: N/A
E-mail: jennyzeng@msacap.com

[Deed of Adherence Signature Page]

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